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                                                                    Exhibit 10.5

                              TERMINATION AGREEMENT

      THIS TERMINATION AGREEMENT (this "Agreement") is made and entered into this 21st day of March, 2003, by and between Texas Biotechnology Corporation, a Delaware corporation having its principal executive office at 7000 Fannin, Houston, Texas 77030 (hereinafter referred to as the "Company"), and Bruce D. Given, M.D. (hereinafter referred to as the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to employ the Executive in an executive capacity and the Executive desires to enter the Company's employ; and

      WHEREAS, the Company and the Executive entered into an Executive Employment Agreement dated March 21, 2002, which the parties desire to replace with this Agreement.

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.    Certain Definitions.

      As used in this Agreement, the following terms have the meanings prescribed below:

      1999 Plan shall have the meaning assigned thereto in Section 4.8(c) hereof.

      AAA shall have the meaning assigned thereto in Section 13.13 hereof.

      Affiliate is used in this Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

      Agreement shall have the meaning assigned thereto in the preamble.

      Annual Bonus shall have the meaning assigned thereto in Section 4.2 hereof.

      Base Salary shall have the meaning assigned thereto in Section 4.1 hereof.

      Beneficial Owner shall have the meaning assigned thereto in Rule 13(d)-3 under the Exchange Act; provided, however, and without limitation, that any individual, corporation, partnership, group, association or other person or entity that has the right to acquire any Voting Stock at any time in the future, whether such right is (a) contingent or absolute or (b) exercisable presently or at any time in the future, pursuant to any agreement or understanding
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or upon the exercise or conversion of rights, options or warrants, or otherwise, shall be the Beneficial Owner of such Voting Stock.

      Board means the Board of Directors of the Company.

      Bonus Payment shall have the meaning assigned thereto in Section 11.2 hereof.

      Cause shall have the meaning assigned thereto in Section 5.3 hereof.

      Change in Control of the Company shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:

      (a) any "person" (as defined in section 3(a)(9) of the Exchange Act, and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

      (b) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

      (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holder of securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or
(ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

      (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following


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which, in the judgment of the Compensation Committee of the Board, the holders of the Common Stock, immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions. Except during a Potential Change in Control of the Company, the Board may (i) deem any other corporate event affecting the Company (other than those described in clauses (a)-(d) of this definition) to be a "Change in Control," and (ii) may amend this definition of "Change in Control" in connection with an identical amendment being made to termination agreements entered into by the Company and all of its senior executive officers.

      Code means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the Internal Revenue Service thereunder, all as in effect from time to time during the Employment Period.

      Common Stock means the Company's common stock, par value $.05 per share.

      Company means Texas Biotechnology Corporation, a Delaware corporation, the principal executive office of which is located at 7000 Fannin, Houston, Texas 77030.

      Competing Business means any individual, business, firm, company, partnership, joint venture, organization, or other entity that markets or has entered clinical development of any product addressing the same disease target as a product discovered by, or licensed to, the Company which is either (i) in Phase III of clinical development, (ii) pending approval at U.S. Food & Drug Administration or (iii) marketed by the Company or its licensee.

      Confidential Information shall have the meaning assigned thereto in
Section 8.2 hereof.

      Date of Termination means the earliest to occur of (i) the date of the Executive's death or (ii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5.6 hereof.

      Disability means an illness or other disability that prevents the Executive from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Employment Period, all as determined in good faith by the Board (or a committee thereof).

      Effective Date means March 25, 2002.

      Employment Period shall have the meaning assigned thereto in Section 3 hereof.

      Executive means Bruce D. Given, M.D., an individual residing in Pearland, Texas.

      Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as in effect from time to time during the Employment Period.

      Excise Taxes shall have the meaning assigned thereto in Section 11.1 hereof.


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      Good Reason shall have the meaning assigned thereto in Section 5.5 hereof.

      Initial Term shall have the meaning assigned thereto in Section 3 hereof.

      Losses shall have the meaning assigned thereto in Section 11.8 hereof.

      Material Injury shall have the meaning assigned thereto in Section 5.3 hereof.

      Notice of Termination shall have the meaning assigned thereto in Section
5.6 hereof.

      Options shall have the meaning assigned thereto in Section 4.8(a) hereof.

      Potential Change in Control of the Company shall be deemed to have occurred if (a) the Company enters into an agreement the consummation of which would result in the occurrence of a Change in Control, (b) any person (including the Company) publicly announces an intention to take or consider taking action which if consummated would constitute a Change in Control or (c) the Board adopts a resolution to the effect that a potential Change in Control of the Company has occurred.

      Proprietary Agreement shall have the meaning assigned thereto in Section
10.4 hereof.

      Rules shall have the meaning assigned thereto in Section 13.13 hereof.

      Successor Provisions shall have the meaning assigned thereto in Section
11.5 hereof.

      Tax Consultant shall have the meaning assigned thereto in Section 11.6 hereof.

      Vacation Time shall have the meaning assigned thereto in Section 4.3 hereof.

      Voting Stock means all outstanding shares of capital stock of the Company entitled to vote generally in an election of directors; provided, however, that if the Company has shares of Voting Stock entitled to more or less than one vote per share, each reference to a proportion of the issued and outstanding shares of Voting Stock shall be deemed to refer to the proportion of the aggregate votes entitled to be cast by the issued and outstanding shares of Voting Stock.

      Without Cause shall have the meaning assigned thereto in Section 5.4 hereof.

2. General Duties of the Company and the Executive.

      2.1 (a) The Company agrees to employ the Executive, and the Executive agrees to accept employment by the Company and to serve the Company as its President and Chief Executive Officer. The Executive will also be elected as a member of the Board during the Employment Period. The Executive shall report to and be subject to the direction of the Board. The Executive shall have the authority, duties and responsibilities that are normally associated with and inherent in the executive capacity in which the Executive will be performing, and shall have such other or additional duties which are not inconsistent with the Executive's position, as may from time to time be reasonably assigned to the Executive by the Board (or a committee


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thereof). While employed hereunder, the Executive shall devote full time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Executive agrees to cooperate fully with the Board, and other executive officers of the Company, and not to engage in any activity which conflicts with or interferes with the performance of his duties hereunder. During the Employment Period, the Executive shall devote his best efforts and skills to the business and interests of the Company, do his utmost to further enhance and develop the Company's best interests and welfare, and endeavor to improve his ability and knowledge of the Company's business, in an effort to increase the value of his services for the mutual benefit of the parties hereto. During the Employment Period, it shall not be a violation of this Agreement for the Executive (i) serve on any corporate board or committee thereof with the approval of the Board, (ii) to serve on any civic, or charitable boards or committees (except for boards or committees of a Competing Business unless approved by the Board), (iii) deliver lectures, fulfill teaching or speaking engagements, (iv) testify as a witness in litigation involving a former employer or (v) manage personal investments; provided, however, any such activities must not materially interfere with performance of the Executive's responsibilities under this Agreement.

            (b) The Executive represents and covenants to the Company that he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any similar agreement or covenant that would prohibit the Executive from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to the Executive hereunder. The Executive further represents and warrants that he is not presently subject to any legal actions, claims or administrative proceedings, including bankruptcy proceedings or IRS audits or proceedings, which would affect his ability to perform his responsibilities hereunder. The Executive and the Company agree that they have each reviewed and discussed with each other the Ortho-Clinical Diagnostics agreement dated January 8, 2000 signed by the Executive, and that the execution and performance of this Agreement by the Executive will not, to the best of their respective knowledge, violate or conflict with the Ortho-Clinical Diagnostics Agreement.

      2.2 The Executive agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act and to make no statement, oral or written, which would injure the Company's business, its interests or its reputation.

      2.3 The Executive agrees to execute and comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company's business ethics policy and the Company's policy regarding trading in the Common Stock, as each is in effect from time to time during the Employment Period.

      2.4 The Executive will, as soon as possible, but in any event within six months of March 21, 2002, relocate his permanent residence to Houston, Texas.

3. Term.


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      Unless sooner terminated pursuant to other provisions hereof, the
Executive's period of employment under this Agreement shall be a period of one year beginning on the Effective Date (the "Initial Term"). After the expiration of the Initial Term, the Executive's period of employment under this Agreement shall be automatically renewed for successive one-year terms on each anniversary of the Effective Date (the Initial Term and any and all renewals thereof are referred to herein collectively as the "Employment Period"), unless written notice of nonrenewal is delivered by one party to the other at least 60 days before the end of any such one-year renewal term.

4. Compensation and Benefits.

      4.1 Base Salary. As compensation for services to the Company, the Company shall pay to the Executive from the Effective Date until the Date of Termination an annual base salary of $325,000 (the "Base Salary"). The Board (or a committee thereof) will conduct an annual review of the Executive's compensation and, in its discretion, may increase the Base Salary based upon relevant circumstances. The Executive's first annual review will occur on or before March 31, 2003, and any increases in compensation provided by the Board from that review will be effective as of March 1, 2003. The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company's established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions (consistent with Company policy for all employees) relating to the Executive's election to participate in the Company's insurance and other employee benefit plans. The Executive will receive no additional compensation for serving as a director.

      4.2 Bonus. In addition to the Base Salary, the Executive shall be awarded, for each fiscal year until the Date of Termination, an annual bonus to be determined by the Board (or a committee thereof), in its sole discretion (the "Annual Bonus"). Each such Annual Bonus shall be payable at a time to be determined by the Board (or a committee thereof) in its sole discretion. The Company's Incentive Program for senior executive officers, as presently in effect and which is subject to change at the sole discretion of the Board (or a committee thereof), is attached hereto as Exhibit A. The Company agrees that the Executive's Annual Bonus for calendar year 2002 will be a minimum of $244,000.

      4.3 Vacation. Until the Date of Termination, the Executive shall be entitled to four weeks paid vacation during each one-year period commencing on the Effective Date (the "Vacation Time"). The use of any Vacation Time not taken during the applicable one-year period and will be subject to the Company's vacation policy as in effect from time to time.

      4.4 Incentive, Savings and Retirement Plans. Until the Date of Termination, the Executive shall be eligible to participate in and shall receive all benefits under all executive incentive, savings and retirement plans and programs currently maintained or hereinafter established by the Company for the benefit of its senior executive officers and/or employees.

      4.5 Benefit Plans. Until the Date of Termination, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company currently maintained or hereinafter established by the Company for the benefit of its employees. Such welfare benefit


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plans may include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. In addition, during the Employment Period, the Company will provide the Executive at no cost, a term life insurance policy in the amount of $500,000, assuming satisfactory evidence of insurability of the Executive. Upon request, the Executive agrees to take any physical exams, and to provide such information, which are reasonably necessary or appropriate to secure or maintain such benefits and insurance coverage.

      4.6 Reimbursement of Expenses. The Executive may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Executive complying with the Company's policy regarding the reimbursement of such expenses as in effect from time to time during the Employment Period, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse the Executive for such expenses from time to time, at the Executive's request, and the Executive shall account to the Company for all such expenses.

      4.7 Relocation Expenses. The Company will provide for reimbursement of moving and relocation expenses of the Executive and his family as set forth on Exhibit B attached hereto.

      4.8 Stock Options/Stock Grants.

            (a) Effective as of March 21, 2002 (the date that the Executive was elected as a director of the Company), the Company granted to the Executive options to acquire 425,000 shares of Common Stock, with the exercise price to be the closing sales price for the Common Stock on The Nasdaq National Market on the trading day immediately preceding the date of his election as a director. These options provide for vesting of one-third of the shares covered by the options on each of the first, second and third anniversaries of the date of grant. Effective as of March 21, 2002, the Company also granted to the Executive additional options covering 125,000 shares of Common Stock. Because of the grant of these 125,000 options, the Executive will not be eligible for any option grants in 2003 as part of his annual compensation review of his performance in 2002, but will be eligible for any new stock option grants in 2004 as part of his annual compensation review of his performance in 2003. The 125,000 additional options granted pursuant to the preceding sentence will have an exercise price equal to the closing price on The Nasdaq National Stock Market on the trading day immediately preceding the Effective Date. These 125,000 options will also provide for vesting of one-third of the shares covered by these options on each of the second, third and fourth anniversaries of March 21, 2002. Any options granted under this Section 4.8(a) (the "Options") will be granted pursuant to, and will be governed by the terms of, the Company's incentive stock plans as then in effect, and the provisions of this Agreement (including Section 6.3(e) hereof). At the request of the Executive, the Company will cause the Options covering 125,000 shares to be granted as Incentive Stock Options under the Code, to the extent permitted, and subject to the terms provided under, the


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      Code. All Options will provide that they will not continue to vest after the breach (and failure to cure such breach as provided for therein) by the Executive of any of Sections 7, 8, 9, 10 or 12 of this Agreement.

            (b) The Company has granted the Executive ten shares of Common Stock for each one share of Common Stock the Executive bought from the Company or on the open market within 30 days after March 21, 2002 , up to a maximum grant amount of 50,000 shares. These shares granted by the Company were issued as of March 21, 2002 as "restricted stock" under the Company's incentive stock plans, and will vest on the third anniversary of May 21, 2002. Prior to vesting, these shares will be held by the Company and will bear the restrictive legends set forth in, and be governed by the terms of, the Company's incentive stock plans. This restricted stock will not be transferable or saleable until vested, and all unvested restricted stock will be forfeited and cancelled by the Company if the Executive terminates his employment for any reason or is terminated for Cause by the Company prior to the third anniversary of their grant. Upon death or Disability of the Executive, the restricted stock will vest in full. Upon the termination of Executive by the Company Without Cause prior to the third anniversary of their grant, the restricted shares will vest on a pro rata basis based on how much of the three year vesting period has expired prior to the Executive's termination Without Cause. All unvested shares of restricted stock will provide that they will be forfeited after the breach (and failure to cure such breach as provided for therein) by the Executive of any of Sections 7, 8, 9, 10 and 12 of this Agreement. Upon the vesting of these shares of restricted stock, the Company will cause the removal of the restrictive legends on the certificates representing such shares that relate to the vesting conditions described in this Section 4.8(b).

            (c) The Company will cause the Options and restricted stock to be issued under the Company's 1999 Incentive Stock Plan (the "1999 Plan") by the execution and delivery of agreements containing the terms and conditions set forth in this Agreement, and the other terms and conditions of the 1999 Plan that are not inconsistent herewith. The Compensation Committee has, pursuant to the 1999 Plan, authorized such agreements to be issued on the terms set forth herein pursuant to the authority granted to the Compensation Committee to alter appropriate terms and conditions of the 1999 Plan when granting incentive awards under the 1999 Plan.

      4.9 Legal Expenses. The Company will reimburse the Executive for his reasonable legal expenses incurred in connection with the negotiation and execution of that certain Executive Employment Agreement dated as of March 21, 2002, between the Executive and the Company.

      4.10 Indemnification Agreement. (a) The Company will enter into with the Executive an Indemnification Agreement regarding indemnification of the Executive, in the form attached hereto as Exhibit C.

            (b) The Company will also cause the Executive to be covered by its director and officer insurance policies as they are in effect from time to time. A summary of the Company's current director and officer insurance policy is attached hereto as Exhibit D.


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      The Company also represents and warrants that it is not presently subject to any legal actions, claims or administrative proceedings other than routine matters arising in the ordinary course of its business and the matter described on Exhibit D attached hereto, and to the best knowledge of the Company, no such legal actions, claims or administrative proceedings are threatened which would cause a Material Injury.

5. Termination.

      5.1 Death. This Agreement shall terminate automatically upon the death of the Executive.

      5.2 Disability. The Company may terminate this Agreement, upon written notice to the Executive delivered in accordance with Sections 5.6 and 13.1 hereof, upon the Disability of the Executive.

      5.3 Cause. The Company may terminate this Agreement, upon written notice to the Executive delivered in accordance with Sections 5.6 and 13.1 hereof, for Cause. For purposes of this definition of "Cause," the term "Company" shall mean the Company and/or its Affiliates. For purposes of this Agreement, subject to the notice provisions set forth below, "Cause" means (i) the conviction (or plea of nolo contendere or equivalent plea) of the Executive of a felony (which, through lapse of time or otherwise, is not subject to appeal), (ii) the Executive having engaged in intentional misconduct causing a violation by the Company of any state or federal laws which results in a material injury to the business, condition (financial or otherwise), results of operations or prospects of the Company as determined in good faith by the Board or a committee thereof (a "Material Injury"), (iii) the Executive having engaged in a theft of corporate funds or corporate assets of the Company or in an act of fraud upon the Company, (iv) an act of personal dishonesty taken by the Executive that was intended to result in personal enrichment of the Executive at the expense of the Company, (v) the Executive's refusal, without proper legal cause, to perform his duties and responsibilities as contemplated in this Agreement or any other breach by the Executive of this Agreement, and (vi) the Executive's engaging in activities which would constitute a breach of the Company's business ethics policy, the Company's policies regarding trading in the Common Stock or any other applicable policies, rules or regulations of the Company which results in a Material Injury. If the Company desires to terminate the Executive for Cause pursuant to the provisions of this Section 5.3, the Executive will be given a written notice by the Board of the facts and circumstances providing the basis for termination for Cause, and the Executive will have 30 days from the date of such notice to remedy, cure or rectify the situation giving rise to termination for Cause to the reasonable satisfaction of the Board (except in the event of termination for Cause pursuant to subparagraph (i) above as to which no cure period will be permitted).

      5.4 Without Cause. The Company may terminate this Agreement Without Cause, upon written notice to the Executive delivered in accordance with Sections 5.6 and 13.1 hereof. For purposes of this Agreement, the Executive will be deemed to have been terminated "Without Cause" if the Executive is terminated by the Company for any reason other than Cause, Disability or death or if the Company delivers a notice of nonrenewal of this Agreement pursuant to Section 3 hereof.


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      5.5 Good Reason. The Executive may terminate this Agreement for Good
Reason, upon written notice to the Company delivered in accordance with Sections
5.6 and 13.1 hereof. For purposes of this definition of "Good Reason," the term "Company" shall mean the Company and/or its Affiliates. For purposes of this Agreement, "Good Reason" means (i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive's duties or responsibilities as contemplated in this Agreement, provided that the Executive specifically terminates his employment for Good Reason hereunder within 120 days from the date that he has actual notice of such material breach; (ii) any other action by the Company which results in a material diminishment in the Executive's position (including status, offices, titles and reporting requirements or failure to nominate the Executive to the Board with respect to each meeting, or consent in lieu of meeting, of stockholders of the Company at which directors are to be elected during the Employment Period), authority, duties or responsibilities, provided that the Executive specifically terminates his employment for Good Reason hereunder within 120 days from the date that he has actual notice of such material breach; (iii) any breach by the Company of any of the provisions of this Agreement, provided that the Executive specifically terminates his employment for Good Reason hereunder within 120 days from the date that he has actual notice of such material breach; (iv) requiring the Executive to relocate to any office or location other than Houston, Texas, without his consent; (v) a 5% or more reduction, or attempted reduction, at any time during the Employment Period, of the Base Salary of the Executive unless such reduction is also applied to all other senior executive officers of the Company; or (vi) the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits provided under Section 4.5 hereof, unless (A) there is substituted a comparable benefit that is at least economically equivalent (in terms of the benefit offered to the Executive) to the benefit in which the Executive's participation is being adversely affected or to the Executive's benefits that are being materially reduced, or (B) the taking of such action affects all other senior executive officers of the Company.

      Notwithstanding the preceding provisions of this Section 5.5, if the Executive desires to terminate his employment for Good Reason, he shall first give written notice of the facts and circumstances providing the basis for Good Reason to the Board or the Compensation Committee thereof, and allow the Company thirty (30) days from the date of such notice to remedy, cure or rectify the situation giving rise to Good Reason to the reasonable satisfaction of the Executive.

      5.6 Notice of Termination. Any termination of this Agreement by the Company or the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specifies the termination date, if such date is other than the date of receipt of such notice (which termination date shall not be more than 15 days after the giving of such notice, unless otherwise provided herein). Notwithstanding the foregoing, the Company may elect to consider the Executive as an employee after the Date of Termination for purposes of complying with the provisions of Section 6 hereof.


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6. Obligations of the Company upon Termination.

      6.1 Cause; Other Than Good Reason. If this Agreement shall be terminated either by the Company for Cause or by the Executive for any reason other than Good Reason (including delivery by the Executive of a notice of nonrenewal of this Agreement pursuant to Section 3 hereof), the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the Executive's Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred by the Executive, all amounts of such compensation previously deferred and not yet paid by the Company. All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination, except as provided for in any benefit plans, incentive stock plans or other compensation plans and as otherwise provided in this Agreement.

      6.2 Death or Disability. If this Agreement is terminated as a result of the Executive's death or Disability, the Company shall pay to the Executive or his estate, in a lump sum in cash within 30 days of the Date of Termination, the Executive's Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred and bonuses previously earned by the Executive, all amounts of such compensation previously deferred and earned and not yet paid by the Company. In addition, in the event of the Executive's death or Disability, the Company will pay to the Executive or his estate the Annual Bonus the Executive would have received, if any, pursuant to Section 4.2 above during the year of his death or Disability, pursuant to and subject to the terms of any bonus plan then in effect in which the Executive is eligible to participate; provided, that such Annual Bonus, if any, will be paid at such time and in such amount as all other Annual Bonuses are paid pursuant to the applicable bonus plan, and that the amount of such Annual Bonus, if any, will be paid on a pro rata basis based on the number of months during the year in question prior to the Executive's death or Disability. The Executive or his estate shall also be entitled to receive those death and Disability benefits to which the Executive is entitled under the Company's benefit and insurance plans. All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination, except as provided for in any benefit plans, incentive stock plans or other compensation plans and as otherwise provided in this Agreement.

      6.3 Good Reason; Without Cause; Nonrenewal. If this Agreement shall be terminated either by the Executive for Good Reason or by the Company Without Cause (which includes delivery by the Company of a notice of nonrenewal of this Agreement pursuant to Section 3 hereof):

            (a) The Company shall pay to the Executive:

                  (1) in a lump sum in cash within 30 days after the Date of
            Termination, if not theretofore paid, the Executive's Base Salary (as in effect on the Date of Termination) through the Date of Termination;

                  (2) a lump sum equal to the product of (x) the Annual Bonus which would have been paid to the Executive for the full fiscal year during which the

            Date of Termination occurred in an amount determined by the Board (or a committee thereof) pursuant to the bonus program then in effect for senior executive officers of the Company and (y) the fraction obtained by dividing (i) the number of days between the Date of Termination and the last day of the last full fiscal year preceding the Date of Termination and (ii) 365, which lump sum will be paid at the same time as bonuses are paid to all executives for such fiscal year; and

                  (3) in a lump sum in cash within 30 days after the Date of
            Termination, in the case of compensation previously deferred and bonuses previously earned by the Executive, all amounts of such compensation previously deferred and earned and not yet paid by the Company.

                  (b) The Company shall, promptly upon submission by the
            Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses (including moving and relocation expenses) paid or incurred by the Executive which would have been payable under Section 4.6 and 4.7 hereof if the Executive's employment had not terminated.

            (c) During the 12-month period commencing on the Date of Termination, the Company shall continue benefits (other than disability benefits), at the Company's expense, to the Executive and/or the Executive's family at least equal to those which would have been provided to them under Section 4.5 hereof if the Executive's employment had not been terminated. Benefits otherwise receivable by the Executive pursuant to this Section shall be reduced to the extent substantially similar benefits are actually received by or made available to the Executive by any other employer during the same time period for which such benefits would be provided pursuant to this Section at a cost to the Executive that is commensurate with the cost incurred by the Executive immediately prior to the Date of Termination (without giving effect to any increase in costs paid by the Executive after the Change in Control which constitutes or may constitute Good Reason); provided, however, that if the Executive becomes employed by a new employer which maintains a medical plan that either (i) does not cover the Executive or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover the Executive or a family member or dependent for a designated waiting period, the Executive's coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of noncoverage under the new employer's plan or the first anniversary of the Date of Termination. The Executive agrees to report to the Company any coverage and benefits actually received by the Executive or made available to the Executive from such other employer(s). The Executive shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the benefits to be provided by the Company to the Executive to the same extent that actively employed senior executive officers of the Company are permitted to make such changes; provided, however, that in the event of any such changes the Executive shall pay the amount of any cost increase that would actually be paid by an actively employed senior executive officer of the Company by reason of making the same change in his level of coverage or coverage options.

            (d) During the 12-month period following the Date of Termination, the Company shall pay to the Executive, in equal semi-monthly installments, the Executive's Base Salary (as in effect on the Date of Termination).

            (e) During the 12-month period after the Date of Termination, all stock options (including the Options) and restricted stock held by the Executive will continue to vest and be exercisable in accordance with their terms in effect on the Date of Termination. On the conclusion of said 12-month period, all unexpired, unexercised options will be fully vested and all restricted stock will be fully vested. Thereafter, all such fully vested stock options will be exercisable by the Executive until the earlier to occur of the expiration of the term of each stock option or 12 months after the date they become fully vested.

      Notwithstanding any of the above to the contrary, the Executive will not be entitled to any of the benefits or payments provided in Section 6.3 (a)(2),
(c), (d) or (e) hereof if (i) the Executive breaches this Agreement including the provisions of Sections 8, 9, 10 and 12 hereof, or (ii) the Executive fails to execute a release from liability and waiver of right to sue the Company or its Affiliates in a form reasonably acceptable to the Company.

      6.4 Termination of Employment Following a Change in Control.

            (a) If this Agreement shall be terminated within two years after a Change in Control which occurs during the term of this Agreement, provided such termination is for any reason other than Cause, Disability, death or the Executive retiring at age 65, in lieu of any obligation the Company may have pursuant to Section 6.3 hereof:

                  (1) The Company shall pay to the Executive in a lump sum in cash within five (5) days after the Date of Termination, if not theretofore paid, the Executive's Base Salary (as in effect on the Date of Termination) through the Date of Termination, and in the case of compensation previously deferred and bonuses previously earned by the Executive, all amounts of such compensation previously deferred and earned and not yet paid by the Company..

                  (2) The Company shall, promptly upon submission by the
            Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive which would have been payable under Sections 4.6 and 4.7 hereof if the Executive's employment had not terminated.

                  (3) The Company shall pay to the Executive in a lump sum in cash within five (5) days after the Date of Termination a severance payment equal to three (3) times the sum of (i) the Executive's Base Salary (as in effect on Date of Termination) and (ii) the Executive's most recent Annual Bonus. If the most recent Annual Bonus was a stock option or a stock grant, the value of the bonus will be deemed to be the number of option shares times the closing price of the Common Stock for the 20 trading days prior to the Date of Termination.

                  (4) During the 36-month period commencing on the Date of
            Termination, the Company shall continue benefits (other than disability benefits), at the Company's expense to the Executive and/or the Executive's family at least equal to those which would have been provided to them under Section 4.5 hereof if the Executive's employment had not been terminated (without giving effect to any reduction in such benefits subsequent to the Change in Control which reduction constitutes or may constitute Good Reason).

            (b) The Company shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to any payments under Section 6.4 hereof including all such fees and expenses, if any, incurred in contesting or disputing any Notice of Termination under Section 5.3 hereof or in seeking to obtain or enforce any right or benefit provided by Section 6.4 hereof. Such payments shall be made within five (5) days after delivery of the Executive's respective written requests for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

            (c) Any determination by the Executive pursuant to this Section 6.4 that Good Reason exists for the Executive's termination of employment and that adequate remedy has not occurred shall be presumed correct and shall govern unless the party contesting the determination shows by a clear preponderance of the evidence that it was not a good faith reasonable determination.

            (d) Notwithstanding any dispute concerning whether Good Reason exists for termination of employment or whether adequate remedy has occurred, the Company shall immediately pay to the Executive any amounts otherwise due under this Section 6.4. The Executive may be required to repay such amounts to the Company if any such dispute is finally determined adversely to the Executive.

            (e) The Executive shall not be required to mitigate damages with respect to the amount of any payment provided under this Section 6.4 by seeking other employment or otherwise, nor shall the amount of any payment provided under this Section 6.4 be reduced by retirement benefits, deferred compensation or any compensation earned by the Executive as a result of employment by another employer.

      7. Executive's Obligation to Avoid Conflicts of Interest. For purposes of this Section 7, all references to the Company shall mean and include its Affiliates. The Executive further agrees to comply with the Company's conflict of interest policy, including the Company's business ethics policy, as in effect from time to time.

8. Executive's Confidentiality Obligation.

      8.1 For purposes of this Section 8, all references to the Company shall mean and include its Affiliates. The Executive hereby acknowledges, understands and agrees that all Confidential Information, as defined in Section 8.2 hereof, whether developed by the Executive or others employed by or in any way associated with the Executive or the Company, is the exclusive and confidential property of the Company and shall be regarded, treated and protected as such in accordance with this Agreement. The Executive acknowledges that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

      8.2 For purposes of this Agreement, "Confidential Information" means information, which is used in the business of the Company and (i) is proprietary to, about or created by the Company, (ii) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company, (iii) is designated as Confidential Information by the Company, is known by the Executive to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company, or (iv) is not generally known by non-Company personnel. Confidential Information excludes, however, any information that is lawfully in the public domain or has been publicly disclosed by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

            (a) Internal personnel and financial information of the Company, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company;

            (b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company which have been or are being discussed;

            (c) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company;

            (d) Confidential and proprietary information provided to the Company by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals); and

            (e) Work product resulting from or related to the research, development or production of the drug development programs of the Company.

      8.3 As a consequence of the Executive's acquisition or anticipated acquisition of Confidential Information, the Executive shall occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing and of the consideration to be provided to the Executive, the Executive agrees that it is reasonable and necessary that the Executive make each of the following covenants:

            (a) At any time during the Employment Period and thereafter, the Executive shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company's prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Executive shall give prior written notice of such proceedings to the Company).

            (b) At any time during the Employment Period and thereafter, the Executive shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company's prior written consent.

            (c) On the Date of Termination, the Executive shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Executive or which came into his possession prior to or during the Employment Period concerning the business or affairs of the Company, including, without limitation, all materials containing Confidential Information.

9. Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions.

      As part of the Executive's fiduciary duties to the Company, the Executive agrees that during his employment by the Company and thereafter following the Date of Termination, the Executive shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Executive during the Employment Period, either individually or jointly with others, and which relate to the business, products or services of the Company or its Affiliates, irrespective of whether the Executive used the Company's time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Executive on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to research and development of drugs, drug discovery and manufacturing processes, new types of services, corporate opportunities, acquisition prospects, prospective names or service marks for the Company's business activities, and the like.

10. Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.

      10.1 All references in this Section 10 to the Company shall mean and include its Affiliates. All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Executive or which are disclosed or made known to the Executive, individually or in conjunction with others, during the Executive's employment by the Company and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to research and development of drugs, drug discovery and manufacturing processes, corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers' organizations, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

      10.2 In particular, the Executive hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor's certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. The Executive shall assist the Company and its nominee at all times, during the Employment Period and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

      10.3 In the event the Executive creates, during the Employment Period, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company's business, products or services, whether such work is created solely by the Executive or jointly with others, the Company shall be deemed the author of such work if the work is prepared by the Executive in the scope of his employment; or, if the work is not prepared by the Executive within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Executive within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Executive hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Executive's worldwide right, title and interest in and to such work and all rights of copyright therein. The Executive agrees to assist the Company and its Affiliates, at all times, during the Employment Period and thereafter, in the protection of the Company's worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

      10.4 The provisions of this Section 10 shall not supersede any proprietary information agreement (the "Proprietary Agreement") between the Executive and the Company which shall remain in full force and effect and, moreover, this Agreement, the Proprietary Agreement and any such other similar agreement between the parties shall be construed and applied as being mutually consistent to the fullest extent possible.

11. Certain Payments by the Company

      11.1 In the event that the Executive is deemed to have received an "excess parachute payment" (as defined in Section 280G(b) of the Code) which is subject to the excise taxes (the "Excise Taxes") imposed by Section 4999 of the Code in respect of any payment pursuant to this Agreement or any other agreement, plan, instrument or obligation, in whatever form, the Company shall make the Bonus Payment (defined below) to the Executive notwithstanding any contrary provision in this Agreement or any other agreement, plan, instrument or obligation.

      11.2 The term "Bonus Payment" means a cash payment in an amount equal to the sum of (i) all Excise Taxes payable by the Executive, plus (ii) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Bonus Payment, such that the Executive shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Bonus Payment, the Executive shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate, to which the Bonus Payment and the Executive are subject. An example of the calculation of the Bonus Payment is set forth below. Assume that the Excise Tax rate is 20%, the highest federal marginal income tax rate is 40% and the Executive is not subject to state income taxes. Further assume that the Executive has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000 x 20%) in Excise Taxes are payable. The amount of the required Bonus Payment is thus computed to be $100,000, i.e., the Bonus Payment of $100,000, less additional Excise Taxes on the Bonus Payment of $20,000 (i.e., 20% x $100,000) and income taxes of $40,000 (i.e., 40% x
$100,000), yields $40,000, the amount of the Excise Taxes payable in respect of the original excess parachute payment.

      11.3 The Executive agrees to reasonably cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by the Executive that are "contingent on a change," as described in Section 280G(b)(2)(A)(i) of the Code, are reasonable compensation for personal services actually rendered by the Executive before the date of such change or to be rendered by the Executive on or after the date of such change. In the event that the Company is able to establish that the amount of the excess parachute payments is less than originally anticipated by the Executive, the Executive shall refund to the Company any excess Bonus Payment to the extent not required to pay Excise Taxes or income taxes (including those incurred in respect of receipt of the Bonus Payment). Notwithstanding the foregoing, the Executive shall not be required to take any action which his attorney or tax advisor advises him in writing (i) is improper or (ii) exposes the Executive to personal liability. The Executive may require the Company to deliver to the Executive an indemnification agreement in form and substance reasonably satisfactory to the Executive as a condition to taking any action required by this Section 11.3.

      11.4 The Company shall make any payment required to be made under Section 11 hereof in a cash lump sum after the date on which the Executive received or is deemed to have received any such excess parachute payment. Any payment required to be paid by the Company under Section 11 hereof which is not paid within 30 days of receipt by the Company of the Executive's written demand therefor, delivered in accordance with Section 13.1 hereof, shall thereafter be deemed delinquent, and the Company shall pay to the Executive immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum with interest.

      11.5 In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import ("Successor Provisions"), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that the Executive is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed.

      11.6 All determinations required to be made under Section 11 hereof including, without limitation, whether and when a Bonus Payment is required, and the amount of such Bonus Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise expressly set forth in this Agreement, shall be made within 30 days from the Date of Termination by the independent tax consultant(s) selected by the Company and reasonably acceptable to the Executive (the "Tax Consultant"). The Tax Consultant must be a qualified tax attorney or certified public accountant. All fees and expenses of the Tax Consultant shall be paid in full by the Company. Any Excise Taxes as determined pursuant to
Section 11 hereof shall be paid by the Company to the Internal Revenue Service or any other appropriate taxing authority on the Executive's behalf within five
(5) business days after receipt of the Tax Consultant's final determination by the Company and the Executive.

      11.7 If the Tax Consultant determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Taxes are payable by the Executive, the Tax Consultant shall furnish the Executive with a written opinion that failure to disclose or report the Excise Taxes on the Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty.

      11.8 The Company shall indemnify and hold harmless the Executive, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by the Executive with respect to the exercise by the Company of any of its rights under Section 11 hereof, including, without limitation, any Losses related to the Company's decision to contest a claim of any imputed income to the Executive. The Company shall pay all fees and expenses incurred under Section 11 hereof, and shall promptly reimburse the Executive for the reasonable expenses incurred by the Executive in connection with any actions taken by the Company or required to be taken by the Executive hereunder. Any payments owing to the Executive and not made within 30 days of delivery, in accordance with
Section 13.1 hereof, to the Company of evidence of the Executive's entitlement thereto shall be paid to the Executive together with interest at the maximum nonusurious rate permitted by law.

12. Executive's Non-Competition Obligation.

      12.1 (a) All references in this Section 12 to the Company shall mean and include its Affiliates. During the Employment Period and for the 12-month period following the Date of Termination hereof, the Executive shall not, acting alone or in conjunction with others, directly or indirectly, in the United States and any other business territories in which the Company is presently or from time to time during the Employment Period conducting business, invest or engage, directly or indirectly, in any Competing Business or accept employment with or render services to such a Competing Business as a director, officer, agent, executive or consultant or in any other capacity; provided, however, that this
Section 12.1(a) shall not be deemed violated if the Executive is or becomes the Beneficial Owner of up to three percent of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act. Notwithstanding the above, the Executive may serve as an officer, director, agent, employee or consultant to a Competing Business whose business is diversified and which is, as to the part of its business to which the Executive is providing services, not a Competing Business; provided, that prior to accepting employment or providing services to such a Competing Business, the Executive and the Competing Business will provide written assurances satisfactory to the Company that the Executive will not render services directly or indirectly for a 12-month period to any portion of the Competing Business which competes directly or indirectly with the Company.

      (b) In addition to the other obligations agreed to by the Executive in this Agreement, the Executive agrees that for 12 months following the Date of Termination hereof, he shall not directly or indirectly, (i) hire or attempt to hire any employee of the Company, or induce, entice, encourage or solicit any employee of the Company to leave his or her employment, or (ii) contact, communicate or solicit any distributor, customer or acquisition or business prospect or business opportunity of the Company for the purpose of causing them to terminate or alter or amend their business relationship with the Company to the Company's detriment.

      Notwithstanding the foregoing, if the Company fails to make the payments to the Executive set forth in Section 6.3 or 6.4 hereof, then the terms of this
Section 12.1 will not be effective from the date of such nonpayment; provided, that if the Company subsequently makes any such payments, this Section 12.1 will become effective in accordance with its terms for so long as the Company continues to make the payments required by Section 6.3 or 6.4 hereof.

      12.2 (a) The Executive hereby specifically acknowledges and agrees that:

                  (1) The Company expended and will continue to expend
            substantial time, money and effort in developing its business;

                  (2) The Executive will, in the course of his employment, be personally entrusted with and exposed to Confidential Information;

                  (3) The Company, during the Employment Period and thereafter, will be engaged in its highly competitive business in which many firms compete;

                  (4) The Executive could, after having access to the Company's financial records, contracts, and other Confidential Information and know-how and, after receiving training by and experience with the Company, become a competitor;

                  (5) The Company will suffer great loss and irreparable harm if the Executive terminates his employment and enters, directly or indirectly, into competition with the Company;

                  (6) The temporal and other restrictions contained in this
            Section 12 are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of the Company;

                  (7) The enforcement of this Agreement in general, and of this
            Section 12 in particular, will not work an undue or unfair hardship on the Executive or otherwise be oppressive to him; it being specifically acknowledged and agreed by the Executive that he has activities and other business interests and opportunities which will provide him adequate means of support if the provisions of this
            Section 12 are enforced after the Termination Date; and

                  (8) The enforcement of this Agreement in general, and of this
            Section 12 in particular, will neither deprive the public of needed goods or services nor otherwise be injurious to the public.

            (b) The Executive agrees that if an arbitrator (pursuant to Section
      13.13 hereof) or a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 12 is overly restrictive and unenforceable, the arbitrator or court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 12 shall remain in full force and effect. The Executive further agrees that if an arbitrator or court of competent jurisdiction determines that any provision of this Section 12 is invalid or against public policy, the remaining provisions of this Section 12 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

            (c) In the event of any pending, threatened or actual breach of any of the covenants or provisions of Sections 8, 9, 10 or 12 hereof, as determined by a court of competent jurisdiction, it is understood and agreed by the Executive that the remedy at law for a breach of any of the covenants or provisions of these Sections may be inadequate and, therefore, the Company shall be entitled to a restraining order or injunctive relief in addition to any other remedies at law and in equity, as determined by a court of competent jurisdiction. Should a court of competent jurisdiction or an arbitrator (pursuant to Section 13.13 hereof) declare any provision of Sections 8, 9, 10 or 12 hereof to be unenforceable due to an unreasonable restriction of duration or geographical area, or for any other reason, such court or arbitrator is hereby granted the consent of each of the Executive and the Company to reform such provision and/or to grant the Company any relief, at law or in equity, reasonably necessary to protect the reasonable business interests of the Company or any of its Affiliates. The Executive hereby acknowledges and agrees that all of the covenants and other provisions of Sections 8, 9, 10 or 12 hereof are reasonable and necessary for the protection of the Company's reasonable business interests. The Executive hereby agrees that if the Company prevails in any action, suit or proceeding with respect to any matter arising out of or in connection with Sections 8, 9, 10 or 12 hereof, the Company shall be entitled to all equitable and legal remedies, including, but not limited to, injunctive relief and compensatory damages, as determined by a court of competent jurisdiction.

            (d) It is acknowledged, understood and agreed by and between the parties hereto that the covenants made by the Executive in this Section 12 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement.

13. Miscellaneous.

      13.1 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when (i) delivered by hand or sent by facsimile, or (ii) on the third business day following deposit in the United States mail by registered or certified mail, return receipt requested, to the addresses as follows (provided that notice of change of address shall be deemed given only when received):

            If to the Company to:

            Texas Biotechnology Corporation
            7000 Fannin
            Houston, Texas 77030
            Attention: Chairman of the Board
            Facsimile No.: (713) 782-8232

            If to the Executive to:

            Bruce D. Given, M.D.
            Texas Biotechnology Corporation
            7000 Fannin
            Houston, Texas 77030
            Facsimile No.: (713) 782-8232

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 13.1.

      13.2 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party. Except as expressly provided for herein, the failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach occurs.

      13.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon the Executive, his heirs, executors, administrators, representatives and assigns; provided, however, the Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company. Any reference to "Company" herein shall mean the Company as well as any successors thereto.

      13.4 Entire Agreement; No Oral Amendments. This Agreement, together with any exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces all previous agreements and discussions relating to the same or similar subject matter between the Executive and the Company (including, but not limited to, that certain Executive Employment Agreement dated as of March 21, 2002, between the Executive and the Company and that certain Termination Agreement dated as of March 21, 2002, between the Executive and the Company which are hereby terminated) and constitutes the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

      13.5 Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

      13.6 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

      13.7 Corporate Authority. The Company has all corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company.

      13.8 Defense of Claims. The Executive agrees that, during the Employment Period and for a period of two (2) years after his Termination Date, upon request from the Company, he will reasonably cooperate with the Company and its Affiliates in the defense of any claims or actions that may be made by or against the Company or any of its Affiliates that affect his prior areas of responsibility, except if the Executive's reasonable interests are adverse to the Company or Affiliates in such claim or action. To the extent travel is required to comply with the requirements of this Section 13.8, the Company shall, to the extent possible, provide the

Executive with notice at least 10 days prior to the date on which such travel would be required. The Company agrees to promptly pay or reimburse the Executive upon demand for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply, with his obligations under this Section 13.8.

      13.9 Withholdings: Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other employee deductions made with respect to the Company's employees generally, and (c) any advances made to the Executive and owed to the Company.

      13.10 Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by the Executive, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

      13.11 Incompetent or Minor Payees. Should the Board determine that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder may, notwithstanding any other provision of this Agreement to the contrary, be made in any one or more of the following ways: (a) directly to such minor or person;
(b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

      13.12 Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words "herein", "hereof", "hereunder" and other compounds of the word "here" shall refer to the entire Agreement and not to any particular provision hereof.

      13.13 Arbitration. (a) If any dispute or controversy arises between the Executive and the Company relating to (1) this Agreement in any way or arising out of the parties' respective rights or obligations under this Agreement on (2) the employment of the Executive or the termination of such employment, then either party may submit the dispute or controversy to arbitration under the then-current Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA"); provided, however, the Company shall retain its rights to seek a restraining order or injunctive relief pursuant to Section
12.2 hereof. Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree that the arbitration shall be conducted before a single arbitrator. The arbitrators shall be selected (from lists provided by the AAA) through mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within twenty (20) days following receipt by one party of the other party's notice of desire to arbitrate, then within five (5) days following the end of such 20-day period, each party shall select one arbitrator who, in turn, shall within five (5) days jointly select the third arbitrator to comprise the arbitration panel hereunder. The site for any arbitration hereunder shall be in Harris County, Texas, unless otherwise mutually agreed by the parties, and the parties hereby waive any objection that the forum is inconvenient.

            (b) The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding any provision of this Section 13.13, the Executive shall be entitled to seek specific performance of the Executive's right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

            (c) The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq. (or its successor). The arbitrator shall apply the substantive law and the law of remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

            (d) (1) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

                  (2) The parties hereto agree that the arbitration award may he entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Executive hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (e) Each party shall pay any monetary amount required by the arbitrator's award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator(s) and the AAA shall be split evenly between the parties unless otherwise determined by the arbitrator in the award. If court proceedings to stay litigation or compel arbitration are necessary, the party who opposes such proceedings to stay litigation or compel arbitration, if such party is unsuccessful, shall pay all associated costs, expenses, and attorney's fees which are reasonably incurred by the other party as determined by the arbitrator.

      13.14 Survival of Certain Provisions. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 8 through 12 hereof and this Section 13, shall survive any termination or expiration of this Agreement.

      13.15 No Strict Construction. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read the Agreement and that he understands its terms and conditions. The parties hereto agree that the language used in this Agreement shall be deemed to be the language chosen by them to express their mutual intent, and no rule of strict construction shall be applied against either party hereto. The Executive acknowledges that he has had the opportunity to consult with counsel of his choice, independent of Employer's counsel, regarding the terms and conditions of this Agreement and has done so to the extent that he, in his discretion, deemed to be appropriate.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.


                                  Texas Biotechnology Corporation

                                  By:  /s/ James A. Thomson
                                       --------------------------------------
                                       James A. Thomson
                                       Chairman of the Compensation Committee


                                  Executive:

                                  By:  /s/ Bruce D. Given, M.D.
                                       --------------------------------------
                                       Bruce D. Given, M.D.